Exhibit 99.1

Investor Relations Contact

Michelle Ahlmann, 650.603.5200

Public Relations Contact

Dave Peterson, 650.603.5200

MERCURY BOARD OF DIRECTORS NAMES ANTHONY ZINGALE CHIEF EXECUTIVE OFFICER

•	David Murphy Appointed Chief Financial Officer; Giora Yaron Elected Chairman

•	Board Accepts Resignations of Amnon Landan, Douglas Smith and Susan Skaer

•	Resignations Follow Presentation to Board of Special Committee’s Determinations of Previously Announced Investigation

•	The Company expects revenue to be $205 million to $210 million for the third quarter ended September 30, 2005

MOUNTAIN VIEW, CA, NOVEMBER 2, 2005 – Mercury Interactive Corporation (NASDAQ: MERQE) today announced that the Board of Directors has named Anthony (“Tony”) Zingale as chief executive officer. Mr. Zingale, who joined Mercury in December 2004 as the Company’s president and chief operating officer, is a highly regarded executive with more than twenty years of experience building profitable, high growth information technology companies. David Murphy, who joined the Company in 2003 as senior vice president, corporate development, has been named chief financial officer. Dr. Giora Yaron, a member of the Mercury Board since 1996, has been elected Chairman of the Board.

The appointments of Mr. Zingale, Mr. Murphy, and Dr. Yaron follow the presentation of determinations by the Special Committee and its independent counsel, O’Melveny & Myers LLP to the Board of Directors regarding the previously announced investigation.

As previously announced, the Special Committee was formed in June 2005 to conduct an internal investigation relating to past stock option grants in response to an inquiry which was initiated by the Securities and Exchange Commission in November 2004. The Special Committee, its outside legal counsel and accounting experts reviewed millions of pages of documents, interviewed numerous individuals, and engaged in a forensic audit of the issues under investigation. As a part of its continuing investigation, the Special Committee has determined the following:

From 1995 to the present, there have been forty-nine instances in which the stated date of a Mercury stock option grant is different from the date on which the option appears to have actually been granted. In almost every such instance, the price on the actual date was higher than the price on the stated grant date. These instances represent the overwhelming majority of the grants between January 1996 and April 2002. The misdating occurred with respect to grants to all levels of employees.

Chief Executive Officer Amnon Landan, Chief Financial Officer Douglas Smith, and General Counsel Susan Skaer were each aware of and, to varying degrees, participated in the practices discussed above. Each of them also benefited personally from the practices. While each of these officers asserts that he or she did not focus on the fact that the practices and their related accounting were improper, the Special Committee has concluded that each of them knew or should have known that the practices were contrary to the options plan and proper accounting. While the Special Committee is appreciative of and sympathetic to the far-reaching demands of these executives’ positions during this critical period, missing or overlooking a practice as basic and important as the proper granting of options is not acceptable.

On at least three occasions, between 1998 and 2001, exercise dates for options exercised by Mr. Landan appear to be incorrectly reported, which would have had the effect of reducing Mr. Landan’s income and exposing the Company to possible penalties for failure to pay withholding taxes.

In addition, a $1 million loan to Mr. Landan in 1999 (which has since been repaid) did not appear to have been approved in advance by the Board of Directors and was referred to in some of the Company’s public filings, but was not clearly disclosed.

Intentional selection of a favorable price for option grants appears to have ended in or about April 2002, at which time the Company began to follow a different dating practice for grants.

The Special Committee believes that questions should have been raised in the minds of the Compensation Committee members from 1995 through 2002 (who included present directors Igal Kohavi, Yair Shamir and Dr. Yaron) whether six grants that they approved by unanimous written consent were properly dated. It appears that the Compensation Committee members reasonably, but mistakenly, relied on management to draft the proper documentation for the option grants and to account for the options properly. The Special Committee believes that changes in Board procedures made in recent years will prevent similar oversights occurring in the future.

During the relevant period, Mercury’s internal controls and accounting controls with respect to option grants and exercises were inadequate. The weaknesses allowed dates of both grants and exercises to be manipulated. They also allowed grant dates to be changed to provide employees with more favorably priced options. The Company began to improve its controls and procedures in April 2002 and has continued to improve them. The Special Committee believes that changes that Mercury has made with respect to its option practices will help prevent a recurrence of the problems.

Based on the evidence reviewed during its investigation, the Special Committee has concluded that the actions of Mr. Landan, Mr. Smith and Ms. Skaer are not acceptable.

Accordingly, the Board has accepted the resignations of Mr. Landan as chairman, chief executive officer and director, Mr. Smith as executive vice president and chief financial officer, and Ms. Skaer as vice president, general counsel and secretary. Pursuant to his employment agreement, Mr. Landan is entitled to 60 days prior notice for his resignation being effective. He is being relieved of all his duties immediately.

The Company expects revenue to be $205.0 million to $210.0 million for the third quarter ended September 30, 2005. As a result of these announcements and the findings of the Special Committee, the Company is not in a position to provide its entire financial results for Q3 2005. The Company is working diligently to determine the impact of the misdated stock grants identified by the Special Committee, and the impact of the new issues related to misdated option exercises and certain loans to officers in 1998, 1999, and 2001 on its current and historical financial statements included in its current report on Form 10-K and its report on Form 10-Q for the first quarter of 2005. The Company does not believe that these items will have an impact on its historical revenues, cash position or non-stock option related operating expenses. Due to the pending restatement, the Company is not able to give GAAP fully diluted earnings per share or non-GAAP fully diluted earnings per share at this time. The Company believes that its ability to file amended reports by November 30, 2005 on Form 10-K and Form 10-Q with the Securities and Exchange Commission with respect to such periods is in serious jeopardy.

The Company anticipates that the fourth quarter will be challenging and at this time we will not provide guidance for Q4 2005.

As previously announced, the Company may be delisted by NASDAQ in the event it does not complete such restatements and submit the required filings to the SEC by November 30, 2005. The Company anticipates providing the Panel with a revised plan of compliance by no later than November 15, 2005. There is no assurance that the Panel will provide the Company with any additional extensions beyond November 30, 2005.

The Company’s Board of Directors stated, “Amnon Landan should be credited with establishing the Company as a leader in its markets. However, the adverse findings of the Special Committee’s investigation make it appropriate for him, and the other two individuals, to relinquish their positions. Mercury is well served having Tony Zingale assume the leadership of the Company. He is a highly respected professional, with a proven track record. He is knowledgeable about Mercury, its markets, and customers. He is uniquely qualified to lead Mercury for long-term success.”

“Mercury is committed to achieving consistently strong profitable growth over the long term to the benefit of its customers, people, and in so doing, realizing enhanced value to shareholders,” said Tony Zingale, Mercury’s new chief executive officer. “Our focus is to ensure we capitalize on our significant market opportunity, clear technology leadership, great people, and loyal customer base.”

“Similarly, our constituencies can be fully assured that Mercury will be a model for best business practices and full compliance with all regulatory and legal requirements. This is a responsibility that we have to all our constituencies and is a core element of our business foundation going forward,” concluded Mr. Zingale.

Anthony (“Tony”) Zingale Background

Prior to serving as Mercury’s President and Chief Operating Officer, Mr. Zingale was president and chief executive officer of Clarify, a publicly traded enterprise technology company that was a leader in the customer relationship management market from 1997 until it was acquired by Nortel Networks. in 2000. Following the acquisition, he served as president of Nortel’s billion-dollar eBusiness Solutions Group. Prior to that, Mr. Zingale spent more than 10 years at Cadence Design Systems, Inc., a leading supplier of electronic design products and services, in a succession of executive management positions leading to his role as senior vice president of worldwide marketing. Mr. Zingale holds a Bachelor of Science degree in electrical and computer engineering and a Bachelor of Arts degree in business administration from the University of Cincinnati.

David Murphy Background

David Murphy joined Mercury in January 2003. Previously, he was CEO of Asera, where he led the company’s efforts as a pioneer in delivering real time collaborative business process solutions for the extended enterprise. Before joining Asera, Mr. Murphy was president and general manager of Tivoli Systems at IBM where he was responsible for day-to-day operations and drove aggressive expansion into new markets. Previously he was head of the private equity investments group at Perot Systems and a partner at McKinsey & Company. Mr. Murphy holds master’s degrees in business administration from the Stanford Graduate School of Business Administration and in electrical engineering from Florida Atlantic University, as well as a bachelor’s degree in computer science and applied mathematics from the University of Louisville.

Dr. Giora Yaron Background

Dr. Giora Yaron has been a Director of Mercury since February 1996. Dr. Yaron is a founder of several startup companies and currently serves as their active Chairman. Prior to that, Dr. Yaron served as the president of Indigo NV, from August 1992 to November 1995. From April 1979 to July 1992,

Dr. Yaron was with National Semiconductor Corporation where he served as general manager of its Israeli operations and corporate vice president of Microprocessor Products. Dr. Yaron also serves as chairman of the board of Yissum Research & Development Company of the Hebrew University and a member of the Board of Governors and the Executive Committee of the Hebrew University.

Appendix: Summary of Special Committee Findings to Date

From 1995 to the present, there have been forty-nine instances in which the stated date of a Mercury Interactive Corporation (“Mercury” or “the Company”) stock option grant is different from the date on which the option appears to have actually been granted. In almost every such instance, the price on the actual date was higher than the price on the stated grant date. These instances represent the overwhelming majority of the grants between January 1996 and April 2002. The misdating occurred with respect to grants to all levels of employees. On at least three occasions, the exercise dates for options exercised by Mercury executives appear to have been incorrectly recorded. In addition, a $1 million loan to Mr. Landan in 1999 (which has since been repaid) was not clearly disclosed in the Company’s public filings.

The misdated stock option grants fall largely into three categories: (i) ”look back” grants, in which the date of the grant was picked retroactively (e.g., a decision in February to pick a January date); (ii) ”wait and see” grants, in which a grant date was selected, but the decision was finalized – and sometimes changed – at a later date (e.g., a decision on January 1 to issue a grant on January 15, but there is a period after January 15 in which the grantor waits to see if a more advantageous price occurs and, if one does, uses that later date instead); and (iii) grants where there was a failure to complete the option grant process by the date of the grant (e.g., where there is a decision to issue a grant as of a certain date, but after that date there are changes in the grantees or amounts to grantees, and although the work is not complete on those grants as of the stated grant date, that date is nonetheless used).

During the 1995 to April 2002 period, most grants fell into the “look back” and “wait and see” categories. Since April 2002, there have been a small number of instances of the third category identified above, in which the Company appears to have been making changes to the grantees or amounts of the options after the stated date of the option grant. However, intentional selection of a favorable price for option grants appears to have ended in or about April 2002, at which time the Company began to follow a different dating practice for new-hire, transfer and promotion grants. Pursuant to that practice, which is in effect now, all such grants are to be made on a fixed date based on the employee’s hire date.

Chief Executive Officer Amnon Landan, Chief Financial Officer Douglas Smith, and General Counsel Susan Skaer were each aware of and, to varying degrees, participated in the practices discussed above. Each of them also benefited personally from the practices. While each of these officers asserts that he or she did not focus on the fact that the practices and their related accounting were improper, the Special Committee has concluded that each of them knew or should have known that the practices were contrary to the options plan and proper accounting. While the Special Committee is appreciative of and sympathetic to the far-reaching demands of these executives’ positions during this critical period, missing or overlooking a practice as basic and important as the proper granting of options is not acceptable.

In reviewing the evidence, the Special Committee believes that questions should have been raised in the minds of the Compensation Committee members from 1995 through 2002 (who included present directors Mr. Kohavi, Mr. Shamir and Dr. Yaron) whether six grants that they approved by unanimous written consent were properly dated. The evidence indicates that the Compensation Committee members were focused on the substance of who received options and how many options they received, as opposed to the effective dates of the unanimous written consents. It appears that the Compensation Committee members reasonably, but mistakenly, relied on management to draft the proper documentation for the option grants and to account for the options properly. The Special Committee believes that changes in Board procedures made in recent years will prevent similar oversights occurring in the future.

On at least three occasions, the exercise dates for the options exercised by Mercury executives including Mr. Landan appear to have been incorrectly reported. In each case, the price of Mercury stock was substantially lower on the reported date than on the date the option appears to have been actually exercised. The reporting of an incorrect date would have had the effect of reducing the executives’ taxable income significantly and exposing Mercury to possible penalties for failing to pay withholding taxes. In at least one instance, Ms. Skaer was involved in Mr. Landan’s exercise of options as of a prior date.

Mr. Landan received three loans from Mercury. Two of the loans were for a total of approximately $3.4 million in connection with the exercise of options by him and other executives. In September 1999, Mr. Landan received a $1 million loan from Mercury. The Special Committee has not been able to find any record that the $1 million loan was approved in advance by the Board of Directors, although the board did approve an extension of the loan in December 2000. The loan was referred to in some of the Company’s public filings, but was not clearly disclosed. Nor did Mr. Landan disclose it in his Directors and Officers questionnaire in February 2000. The Special Committee has not yet been able to ascertain the purpose or use of the loan. Each of the loans, together with applicable interest, has subsequently been repaid in full.

Based on the evidence reviewed during its investigation, the Special Committee has concluded that the actions of Mr. Landan, Mr. Smith and Ms. Skaer set forth above are not acceptable. Ms. Skaer and Mr. Smith have resigned from Mercury; and Mr. Landan has resigned from Mercury and from Mercury’s Board of Directors. The Special Committee has also expressly reserved all of the Company’s rights against Mr. Landan, Mr. Smith and Ms. Skaer.

During the relevant period, Mercury’s internal controls and accounting controls with respect to option grants and exercises were inadequate. The weaknesses allowed dates of both grants and exercises to be manipulated. They also allowed grant dates to be changed to provide employees with more favorably priced options. The Company began to improve its controls and procedures in April 2002 and has continued to improve them. The Special Committee believes that changes that Mercury has made with respect to its option practices will help prevent a recurrence of the problems discussed herein, and that additional remedial measures which it is recommending will further protect against a recurrence of the problems uncovered in its investigation.

About Mercury

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Forward Looking Statements

The press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005, 2) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 3) the impact of the resignations of Amnon Landan, Douglas Smith and Susan Skaer, 4) the possibility that the trustee for the Notes or the holders of at least 25% of the outstanding principal amount of the Notes may, if the Company does not file its historical financial statements and periodic reports by March 31, 2005, cause acceleration of repayment of the entire principal amount and accrued interest on the Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the substantial risk that the Company will not file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 and all required restated and other financial statements for previous periods by November 30, 2005 and that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for a further extension to regain compliance with Nasdaq listing qualifications, in which case the Company’s common stock would be delisted from the Nasdaq National Market, 7) the effect of any third party litigation arising out of the Special Committee investigation, 8) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation, 9) the mix of perpetual and term licenses and the effect of the timing of recognition of revenue from products sold under the term licenses, 8) the impact of the transition in Europe, 10) the amount of restructuring charges incurred by Mercury in the third quarter, 11) dependence of Mercury’s growth on the continued success and acceptance of its existing and new software products and services and on the success of its BTO strategy, and 12) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of November 2, 2005, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

Investor Relations Contacts

Michelle Ahlmann

Mercury

(650) 603-5200

Public Relations Contacts

Dave Peterson

Mercury

(650) 603-5200